Exhibit 99.1

NEWS RELEASE
1101 East Arapaho Road
Richardson TX 75081 USA
+1 (972) 234-6400 main

Financial Contact

Michael L. Paxton, VP, CFO

972.301.3658, mpaxton@intrusion.com

Media Contact

Ben Bittle, Director of Product Management

972.664.8107, bbittle@intrusion.com

Intrusion Inc. Secures Phase II

Fort Hood Deployment

Largest US Army site in the world more than doubles security project scope with addition of Intrusion
Prevention Capability to Block Network-based Attacks

Richardson, Texas – May 3, 2005 – Intrusion Inc. (NASDAQ: INTZ), (“Intrusion”) announced today it received an order, for $1.0 million, from the US Army at Fort Hood, Texas for its Common Criteria certified SecureNet Pro Network Intrusion Prevention/Detection system.  Approximately ninety percent of the revenue from this sale will be recognized in the second quarter 2005.  This latest purchase will enhance the Army’s capability to automatically block network-based intrusions from outside, internet-based attacks as well as internal exploits, often times referred to as back-door or Trojan attacks.

“Intrusion stepped up with the tools, training and tactics when the US Army at Fort Hood needed them,” stated LTC Edward J. Morris, Jr., Commander, 1114th Signal Battalion and Director of Information Management (DOIM) at Fort Hood.  “Now, we’re ready to see, focus and act to eliminate the threat.”

Intrusion’s highly accurate SecureNet system is combined with an innovative Security Status Review (SSR) management process deployed by numerous Army sites to protect Department of Defense computers and networks from harmful intrusions, spyware infections and other malicious attacks.  The SecureNet family includes a full range of high-performance, network-based Intrusion Prevention/Detection sensors, Host-based Intrusion Prevention agents, spyware prevention signatures supported under the company’s SecureNet SpySnare offering and a comprehensive security management and forensics system, SecureNet Provider.

Ben A. Bittle, Intrusion Director of Product Management explained, “The engineering teams at Intrusion worked with Army personnel at Fort Hood to help execute the SecureNet battle plan required to protect the Army’s critical infrastructure.   We continue to appreciate the Army’s confidence in SecureNet and our SSR security support as we expand the Network Intrusion Prevention implementation at Fort Hood.”

About Fort Hood

Fort Hood is the largest active duty armored post in the United States, and is the only post in the United States that is capable of supporting two full armored divisions. In addition to the 1st Cavalry Division and the 4th Infantry Division, Fort Hood is also home for the Headquarters Command III Corps, 3d Personnel Group, 3d

Signal Brigade, 13th Corps Support Command (COSCOM), 13th Finance Group, 89th Military Police Brigade, 504th Military Intelligence Brigade, the 21st Cavalry Brigade (Air Combat), the Dental Activity (DENTAC), the Medical Support Activity (MEDDAC), Army Operational Test Command (AOTC) formerly TEXCOM, and various other units and tenant organizations.

About Intrusion Inc.

Intrusion Inc. is a leading global provider of regulated information compliance, entity identification systems, data privacy protection products, and network intrusion prevention and detection solutions.  In addition, Intrusion Inc. offers deployment technologies along with security services for the information-driven economy.  Intrusion’s product families include the Compliance Commander™ for regulated information and data privacy protection, TraceCop™ identification and location service, Intrusion SpySnare™ for real-time inline blocking of spyware and unwanted P2P applications, and Intrusion SecureNet™ for network intrusion prevention and detection.  Intrusion’s products help protect critical information assets by quickly detecting, protecting, analyzing and reporting attacks or misuse of classified, private and regulated information for government and enterprise networks.  For more information, please visit www.intrusion.com